Form of Director RSU Grant (FY19)

REGIS CORPORATION
RESTRICTED STOCK UNIT AGREEMENT

THIS AGREEMENT, dated as of ________, 2018 (the “Grant Date”), is made between Regis Corporation, a Minnesota corporation (the “Company”), and ____________, a nonemployee director of the Company (the “Director”).

WHEREAS, the Company desires to increase the Director’s identification with the Company and the interests of its shareholders, and to compensate the Director for service on the Board of Directors of the Company (the “Board”) by awarding the Director restricted stock units (“RSUs”) with respect to _______________ (_____) shares of the Company’s common stock in accordance with the terms and conditions of: (i) this Restricted Stock Unit Agreement (“Agreement”) and (ii) the Regis Corporation 2018 Long Term Incentive Plan (the "Plan"); and

WHEREAS, the Committee has duly made all determinations necessary or appropriate to the grants hereunder;

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto have agreed, and do hereby agree, as follows:

1.	Definitions.

For purposes of this Agreement, the definitions of terms contained in the Plan are hereby incorporated by reference, except to the extent that any such term is specifically defined in this Agreement.

2.	Grant of Restricted Stock and Vesting.

(a)In consideration for services rendered and to be rendered as a member of the Board, and with no obligation to pay cash or other property therefor, the Company hereby grants to the Director ___________ (______) RSUs, on the terms and conditions herein set forth. An RSU represents an unfunded and unsecured promise to deliver (or cause to be delivered) to the Director, subject to the Plan and this Agreement, one share of the Company’s common stock or an amount in cash equal to the Fair Market Value of a share of Common Stock on the date of settlement.

(b)The RSUs granted to the Director hereunder will vest on a pro-rata basis as to one-twelfth (1/12) of the RSUs covered by this Agreement on each monthly anniversary of the Grant Date, _______, 2018 (the “Vesting Commencement Date”), for the first eleven (11) months, and as to any remaining unvested RSUs on the date of the Company’s 2019 annual shareholders meeting, _______, provided the Director has not had a Separation from Service prior to the commencement of such meeting (the “Full Vesting Date”).

(c)Vested RSUs will be converted into shares of Common Stock or an amount in cash equal to the product obtained by multiplying the Fair Market Value of a share of Common Stock on the date of settlement by the number of Vested RSUs (“settled”) on the Director’s Separation from Service with the Company (the “Settlement Date”).

(d)For purposes of this Agreement, the Director’s “Separation from Service” with the Board shall occur upon the effective date of the Director’s termination of membership on the Board, unless the Director is an employee of the Company as of that date. For purposes of this Agreement, the Director’s “Separation from Service” with the Company as an employee shall have the same meaning as defined in Treas. Reg. §1.409A-1(h).

(e)If the Director is a “specified employee” of the Company, as defined in Treas. Reg. §1.409A-1(i), at the Director’s Separation from Service, the Settlement Date shall be delayed until the first day of the seventh month following the Director’s Separation from Service, to the extent such delay is required under Section 409A of the Code or the regulations thereunder.

3.	Separation From Service Prior to Vesting.

(a)Unless vesting is otherwise accelerated in accordance with the terms of this Agreement or the Plan, if the Director incurs a Separation from Service (other than due to death, Disability or upon a Change in Control) on or before the Full Vesting Date, any unvested RSUs (and any reinvested stock dividend accumulations with respect thereto) shall be forfeited and the Director shall have no further interest in such RSUs (or such reinvested stock dividends). For example, if a Director incurs a Separation from Service six months after the Vesting Commencement Date, the Director shall be vested in 6/12 (or ½) of the RSUs, and shall forfeit the remaining unvested RSUs granted hereunder.

(b)Upon a Change in Control or upon the Director’s Separation from Service due to death, or Disability, any unvested RSUs will become automatically fully vested. The terms “Disability” and “Change in Control” shall have the meanings set out in the Plan. Notwithstanding the foregoing, for purposes of settlement (but not vesting) of any RSUs that vest as a result of the application of this Section 3(b), RSUs that vest upon the Director’s Disability or a Change in Control shall be settled on the first to occur of (i) the Director’s “disability” under Section 409A of the Code, (ii) a Change in Control that constitutes a “change in the ownership or effective control of the corporation, or a change in the ownership of a substantial portion of the assets of the corporation” under Section 409A of the Code, as applicable, (iii) the Director’s Separation from Service, and (iv) the Director’s death.

4.	Stock Certificates.

As soon as practicable after the Settlement Date (but no later than 30 days after the Director’s Separation from Service occurred), if the RSUs are settled in shares of Common Stock, stock certificates (the “Stock Certificates”) evidencing the conversion of the RSUs into shares of Common Stock shall be issued and registered in the Director’s name. Upon settlement of the RSUs in shares of Common Stock, the Director will obtain, with respect to the shares of Common Stock received in such settlement, full voting and other rights as a shareholder of the Company.

5.	Shareholder Rights.

(a)The Director shall have no rights of ownership with respect to any of the RSUs held in the Director’s name, and shall have no right to vote them or the shares of Common Stock represented by the RSUs, until the Settlement Date (and then, only if the RSUs are settled in shares of Common Stock).

(b)Until the Settlement Date, any dividends otherwise payable to the Director with respect to the Common Stock underlying the RSUs held in the Director’s name shall not be distributed but instead shall be accumulated and reinvested as additional RSUs and shall be distributed after vesting as additional shares of Common Stock or an amount in cash equal to the product obtained by multiplying the Fair Market Value of a share of Common Stock on the date of settlement by the number of additional RSUs into which such dividends were converted.

6.	Restrictions on Transferability.

Until the Settlement Date, the RSUs may not be sold, transferred, pledged, assigned, or otherwise alienated at any time. Any attempt to do so contrary to the provisions hereof shall be null and void.

7.	Administration.

The Plan and this Award of RSUs are administered by the Committee, in accordance with the terms and conditions of the Plan. Actions and decisions made by the Committee in accordance with this authority shall be effectuated by the Company.

8.	Plan.

The Director hereby acknowledges receipt of a copy of the Plan. Notwithstanding any other provision of this Agreement, the grant of RSUs is made pursuant to the Plan, as in effect on the date hereof, and is subject to all the terms and conditions of the Plan, as the same may be amended from time to time. The interpretation and construction by the Committee of the Plan, this Agreement, and such rules and regulations as may be adopted by the Committee for the purpose of administering the Plan, shall be final and binding upon the Director. The Company shall, upon written request therefore, send a copy of the Plan, in its then current form, to the Director or any other person or entity then entitled to receive such shares.

9.	No Employment Rights.

No provision of this Agreement shall give the Director any right to, or to continue in, service on the Board of Directors of the Company. In addition, no provision of this Agreement shall give the Director any right to, or to the extent the Director becomes an employee of the Company following the Grant Date, to continue in, the employ of the Company, any Affiliate or any other entity, or create any inference as to the length of employment of the Director, or affect the right of the Company (or any Affiliate or any other entity) to terminate the employment of the Director (with or without Cause), or give the Director any right to participate in any employee welfare or benefit plan or other program of the Company, any Affiliate or any other entity.

10.	Requirements of Law and No Disclosure Rights.

The Company shall not be required to issue any shares of Common Stock in satisfaction of the Award of RSUs made under this Agreement if the issuance of such shares shall constitute a violation of any provision of any law or regulation of any governmental authority. The Company shall have no duty or obligation to affirmatively disclose to the Director or a Representative, and the Director or Representative shall have no right to be advised of, any material information regarding the Company or an Affiliate at any time prior to, upon or in connection with the issuance of the shares of Common Stock or payment of cash in satisfaction of the Director's award of RSUs.

11.	Governing Law.

This Agreement, the awards of RSUs hereunder and the issuance of Common Stock in payment of RSUs shall be governed by, and construed and enforced in accordance with, the laws of the State of Minnesota (other than its laws respecting choice of law).

12.	Entire Agreement.

This Agreement and the Plan constitute the entire obligation of the parties hereto with respect to the subject matter hereof and shall supersede any prior expressions of intent or understanding with respect to this transaction.

13.	Amendment.

Any amendment to this Agreement shall be in writing and signed on behalf of the Company, and shall comply with the terms and conditions of the Plan.

14.	Waiver; Cumulative Rights.

The failure or delay of either party to require performance by the other party of any provision hereof shall not affect its right to require performance of such provision unless and until such performance has been waived in writing. Each and every right hereunder is cumulative and may be exercised in part or in whole from time to time.

15.	Counterparts.

This Agreement may be signed in two (2) counterparts, each of which shall be an original, but both of which shall constitute but one and the same instrument.

16.	Headings.

The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

17.	Severability.

If for any reason any provision of this Agreement shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision were omitted.

18.	Successors and Assigns.

This Agreement shall inure to the benefit of and be binding upon each successor and assign of the Company. All obligations imposed upon the Director or a Representative, and all rights granted to the Company hereunder, shall be binding upon the Director's or the Representative's heirs, legal representatives and successors.

19.	Tax Consequences/409A.

None of the Company, nor any Affiliate shall be liable or responsible in any way for the tax consequences relating to a grant of RSUs or the lapse of the restrictions hereunder. The Director agrees to determine and be responsible for any and all tax consequences to Director relating to the grant of RSUs and the issuance of Common Stock or payment of cash hereunder. If the Company is obligated to withhold an amount on account of any tax imposed as a result of the issuance of shares of Common Stock or payment of cash in satisfaction of an award of RSUs or the release of any restrictions or limitations in respect of RSUs, the provisions of the Plan regarding tax withholding shall apply (including any required payments by the Director).

The award of RSUs as provided in this Agreement and any issuance of Shares or payment pursuant to this Agreement are intended to comply with Section 409A of the Code and the regulations thereunder.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Director has hereunto set his hand, all as of the day and year first above written.

REGIS CORPORATION
By:

DIRECTOR: